Exhibit 99.1

Contact:
Joyce Shinn
MTI Technology Corporation
949-885-7337
JShinn@mti.com
MTI TECHNOLOGY RECEIVES NASDAQ NOTICE OF NON-COMPLIANCE
Irvine, CA, May 11, 2007 — MTI Technology Corporation (Nasdaq Capital Market: MTIC) announced today that, as expected, it received a letter on May 8, 2007, from The Nasdaq Stock Market formally notifying MTI that it had not regained compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(4) during the 180-day period previously provided to the Company under NASDAQ listing rules. As previously reported, MTI received a letter from NASDAQ on November 7, 2006, indicating that, because the bid price of MTI’s common stock had closed below the minimum $1.00 bid price requirement for the prior 30 consecutive business days, the Company had been provided 180 calendar days, or until May 7, 2007, to regain compliance with the bid price requirement. Because NASDAQ determined that the Company did not regain compliance during the 180-day period, NASDAQ informed the Company that the NASDAQ Listing Qualifications Panel will consider the bid price deficiency at the hearing previously scheduled for May 24, 2007 regarding MTI’s continued listing on the NASDAQ Capital Market.
As previously reported on March 14, 2007, the Company announced receipt of a NASDAQ notification indicating that the Company did not comply with the minimum $35 million market value of listed securities requirement for continued listing on the NASDAQ Capital Market. At the May 24th hearing, MTI will present its plan to comply with the minimum market value of listed securities and bid price requirements for continued listing on the NASDAQ Capital Market. The NASDAQ Listing Qualifications Panel may grant the Company’s request for continued listing, but there can be no assurance that it will do so.
About MTI Technology
MTI is a global provider of end-to-end information infrastructure solutions for the mid to large size enterprise. With more than 20 years experience in delivering innovative technology solutions and more than 5 million hours of providing professional services, MTI is a leader in end-to-end information infrastructure solutions that span analysis, design, implementation and support. In addition to having served almost 4,000 direct customers as a trusted solutions provider, MTI has strategic technology and services relationships with industry leaders including EMC, Microsoft, VMWARE, Symantec and Cisco.
MTI is a registered trademark of MTI Technology Corporation. All other company, brand or product names are registered trademarks or trademarks of their respective holders.
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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include statements regarding MTI’s expectations, hopes, beliefs or intentions regarding the future, including statements regarding MTI’s efforts to maintain its listing on The Nasdaq Capital Market. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the volatility of MTI’s stock price and other factors affecting MTI’s business and its ability to regain compliance with applicable Nasdaq rules. Other important factors are set forth from time to time in MTI’s periodic and other filings with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended April 1, 2006. All forward-looking statements in this document are made as of the date hereof, based on information available to the MTI as of the date hereof, and MTI assumes no obligation to update any forward-looking statement.
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